Exhibit 99.1

STOCKERYALE, INC. REPORTS THIRD QUARTER

FISCAL 2008 FINANCIAL RESULTS

- Company Reports Positive EBITDA of $279,000 and Record Gross Profits -

Salem, N.H. — October 23, 2008 — StockerYale, Inc. (NASDAQ: STKR), a leading designer and manufacturer of structured light lasers, LED modules and specialty optical fibers for industrial OEMs, medical and defense markets, today announced its financial results for its fiscal third quarter ended September 30, 2008. This press release contains both GAAP and non-GAAP financial information. Non-GAAP figures are reconciled to the closest GAAP equivalent figures on the second-to-last page of this press release.

Third Quarter 2008 Highlights:

•	Revenues increased 7% year-over-year and equaled the prior quarter’s record of $8.5 million;

•	Record net sales from StockerYale Ireland (LED systems) up 52% year-over-year and 30% quarter-over-quarter;

•	New order bookings were $7.7 million and backlog was $10.1 million at September 30, 2008;

•	Gross profits increased 33% year-over-year, or 22% quarter-over-quarter, to a record $3.5 million. Gross margins were 42%, up from 34% year-over-year and 34% quarter-over-quarter;

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EBITDA, a non-GAAP financial measure, totaled $279,000, compared to $144,000 in the third quarter of 2007 and a loss ($438,000) in the second quarter of 2008. Excluding one-time legal and other charges associated with the expired tender offer of Virtek Vision International, Inc. (“Virtek Vision”), EBITDA for the third quarter of 2008 was a record $731,000.

“We are very pleased to report a return to EBITDA profitability this quarter while increasing gross profits to a record $3.5 million,” said Mark W. Blodgett, Chairman and CEO of StockerYale, Inc. “Revenues increased 7% year-over-year and were in line with our record performance in the second quarter, driven primarily by a 52% increase in LED systems sales. Gross profits benefited from a shift toward sales of higher margin products which, coupled with capacity utilization improvements implemented in the first half of the fiscal year, resulted in substantial gross margin expansion. Combined with a second consecutive quarter of lower operating expenses, themselves the result of cost controls implemented earlier this fiscal year, we believe we are well positioned to sustain our positive EBITDA performance.”

“Looking ahead, the catalysts are in place with which to pursue additional long term revenue growth,” concluded Mr. Blodgett. “Our focus on research and development is yielding positive results across all three of our product lines, with demand coming from such diverse industries as solar, defense, homeland security and telecommunications. Furthermore, we continue to execute on our biomedical strategy and are today pursuing material sales opportunities with leading companies in that marketplace. Together, they form a platform for future growth.”

Third Quarter 2008 Financial Results

Net sales were $8.5 million for the third quarter of 2008, a 7% increase over $7.9 million for the third quarter of 2007 and were flat compared to the record revenue achieved in the second quarter of 2008. The year-over-year increase was primarily due to strength in our Montreal laser module business and growth in LED system sales.

Bookings for the third quarter of 2008 were $7.7 million and backlog was $10.1 million at September 30, 2008.

Gross profit was $3.5 million for the third quarter of 2008, a 33% increase compared to the $2.7 million in the third quarter of 2007, and up 22% from $2.9 million in the second quarter of 2008. Third quarter 2008 gross margin was 42% compared with 34% in the comparable year-ago quarter, and 34% in the second quarter of 2008.

Operating expenses totaled $4.4 million for the third quarter of 2008, an increase of 25% over the $3.5 million in the third quarter of 2007 and a decrease of 2% compared to $4.5 million for the second quarter of 2008. The increase operating expenses over 2007 was primarily due to non-cash share-based compensation expense under FAS 123(R), and one time legal and other fees related to the expired tender offer for Virtek Vision. Excluding these charges, operating expenses for the third quarter of 2008 increased 6.1% as compared to the third quarter of 2007 and decreased 4.6% sequentially, indicative of the cost controls now in place. Research and development expenses of $800,000 for the third quarter of 2008 increased 20% from the third quarter of 2007, and decreased 3.5% sequentially. The quarter over quarter increase was mainly due to lower non-recurring engineering revenue and associated costs. Sales, marketing, general and administrative expenses increased by 32% or approximately $0.8 million versus the year ago period due primarily to the non-cash share based compensation expense of approximately $0.2 million, acquisition expenses of approximately $0.5 million and investments in personnel costs.

The operating loss for the third quarter was $0.8 million compared with operating losses of $0.8 million for the third quarter 2007 and $1.6 million for the second quarter of 2008. Excluding one time and foreign currency exchange rate changes, the operating loss for the quarter was $0.4 million.

EBITDA for the quarter was $279,000 compared to $144,000 for the third quarter of 2007 and a loss of ($438,000) for the second quarter of 2008. EBITDA, adjusted for one-time legal and other charges related to the expired tender offer for Virtek Vision and stock-based compensation, would have been a profit of $731,000 for the quarter.

Update on the Company’s NASDAQ Listing Status

On September 16, 2008, StockerYale’s received an extension by the NASDAQ Listing Qualifications Panel to regain compliance with the $1.00 minimum bid price requirement of The NASDAQ Stock Market by December 23, 2008. On October 16, 2008, The NASDAQ Stock Market suspended the enforcement of the rules requiring a minimum $1 closing bid price as well as the enforcement of the rules requiring a minimum market value of publicly held shares. The suspension will remain in effect through Friday, January 16, 2009. As such, StockerYale now has until Monday, March 30, 2009 to regain compliance with the $1.00 minimum bid price requirement.

Outlook

StockerYale anticipates fourth quarter 2008 revenues to be in the range of $7.9 million to $8.5 million, based on bookings of $7.7 million in the third quarter and a backlog of $10.1 million at September 30, 2008. The Company’s financial guidance for the fourth quarter considers the current, uncertain economic environment stemming from the global financial crisis.

Conference Call and Webcast

StockerYale will host a conference call to discuss its third quarter 2008 results today, Thursday, October 23, 2008 at 5:00 p.m. ET. Chairman, President and Chief Executive Officer Mark Blodgett and Chief Operating Officer and Chief Financial Officer Tim Losik will discuss the quarterly results, as well as the Company's outlook for the fourth quarter of 2008. Interested parties may participate in the conference call by dialing 800-218-8862 (international dial-in 303-262-2131). No pass code is required for the call. A live webcast of the conference call may be accessed by visiting the Events page of the Investor Relations section of the StockerYale website at www.stockeryale.com.

A telephonic replay of the conference call will be available through October 31, 2008 by dialing 800-405-2236 (international dial-in 303-590-3000) and entering pass code 11121211#. The webcast will be archived on the Company's web site for twelve months.

About StockerYale, Inc.

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe. For more information about StockerYale and their innovative products, visit the Company's web site at www.stockeryale.com

Safe Harbor Statement

This release contains forward-looking statements, which address a variety of subjects including, for example, bookings, backlog and revenues expected to be incurred or recognized in the fourth quarter of 2008, the further execution of StockerYale's strategic business plan and impact of that plan, prospects for growth, projected revenue from new business engagements, the strength of StockerYale’s sales momentum and pipeline, the expected impact of strategic initiatives and financial performance and the expected benefits of the cost cutting initiatives. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale's goals, plans, expectations and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: StockerYale's success, including its ability to improve its cash position, expand its operations and revenues, lower its costs, improve its gross margins, become and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially as a result of the recent global economic crisis and its impact on the technology and medical industries; demand for our customers’ products; StockerYale's management may face strain on managerial and operational resources as they try to oversee the expanded operations; StockerYale may not be able to expand its operations in accordance with its business strategy; StockerYale's cash balances may not be sufficient to allow StockerYale to meet all of its business and investment goals; StockerYale may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; StockerYale derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage StockerYale's financial condition and results of operations; StockerYale frequently sells to its customers on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which StockerYale' competes. For a detailed discussion of cautionary statements that may affect StockerYale's future results of operations and financial results, please refer to StockerYale's filings with the Securities and Exchange Commission, including StockerYale's most recent Annual Report on Form 10-KSB and Quarterly Reports on Form 10-Q. Forward-looking statements represent management's current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Investor Relations Contact:

The Piacente Group, Inc. (Investor Relations Counsel)

Sanjay M. Hurry

T: 212-481-2050

sanjay@tpg-ir.com

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Use of Non-GAAP Financial Measures

The Company provides non-GAAP financial measures, such as EBITDA, to complement its consolidated financial statements presented in accordance with GAAP. Non-GAAP financial measures do not have any standardized definition and, therefore, are unlikely to be comparable to similar measures presented by other reporting companies. These non-GAAP financial measures are intended to supplement the user's overall understanding of the Company's current financial and operating performance and its prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by identifying certain expenses, gains and losses that, when excluded from the GAAP results, may provide additional understanding of the Company's core operating results or business performance, which management uses to evaluate financial performance for purposes of planning for future periods. However, these non-GAAP financial measures are not intended to supersede or replace the Company's GAAP results.

The company uses EBITDA (earnings before interest and other expenses, taxes, depreciation and amortization and stock-based compensation) and Adjusted EBITDA as non-GAAP financial measures in this press release. A reconciliation of each of these non-GAAP measures to their closest GAAP equivalents is as follows:

	Three Months Ended September 30,
	2008	2007
Net Loss	$(3,099)	$(1,311)
Income from discontinued operations	(31)	(27)
Plus
Interest and other expense (net)	990	350
Depreciation	515	507
Intangible asset amortization	250	313
Stock-based compensation	356	160
Taxes	(80)	(74)
Amortization of Debt Discount & Financing Costs	1,378	226

EBITDA	$279	$144
Acquisition related (legal and other) charges	452	—

Adjusted EBITDA	$731	$144

Consolidated Statements of Operations

($ In thousands except share and per share data)

	Three Months Ended September 30,
	2008	2007
Net Sales	$8,495	$7,917
Cost of Sales	4,966	5,261

Gross Profit	3,529	2,256

Research & Development Expenses	798	665
Selling, General & Administrative Expenses	3,323	2,514
Amortization of Intangible Assets	250	313

Operating Loss	(842)	(836)

Interest & Other (Income)/Expense	646	(6)
Amortization of Debt Discount & Financing Costs*	1,378	226
Interest Expense	344	356

Loss before taxes from Continuing Operations	(3,210)	(1,412)
Tax benefit	(80)	(74)

Net Loss from Continuing Operations	(3,130)	(1,338)
Income from Discontinued Operations	31	27

Net Loss	$(3,099)	$(1,311)

Loss Per Share from Continuing Operations	($0.08)	($0.04)
Loss Per Share from Discontinued Operations	($0.00)	($0.00)

Net Loss Per Share	($0.08)	($0.04)

Weighted Average Shares Outstanding	39,189,332	35,124,112

*	includes non-cash stock issue related to Virtek acquisition

Consolidated Condensed Balance Sheets

	September 30, 2008	December 31, 2007
ASSETS
Current Assets	$11,683	$10,775
Property, Plant & Equipment, Net	8,860	10,464
Other Assets	11,144	12,799

Total Assets	$31,687	$34,038

LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities	$13,721	$8,269
Long Term Debt	9,253	11,864
Long Term Lease and Other Liabilities	4,044	4,406
Stockholders Equity	4,669	9,499

Total Liabilities & Stockholders Equity	$31,687	$34,038